Exhibit 10.22

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”), is made and entered into as of the 18th day of April, 2008 (the “Effective Date”), by and between ClearPoint Resources, Inc., a Delaware corporation (the “Company”) and Chris Ferguson, an adult individual (the “Consultant”).

B A C K G R O U N D

WHEREAS, on February 28, 2008, Consultant resigned as the President, Secretary and a director of the Company, its parent and all subsidiaries;

WHEREAS, on February 28, 2008, the Company and Consultant entered into a Separation of Employment Agreement and General Release (the “Separation Agreement”) which, among other things, provided for a consulting agreement between the Company and Consultant; and

WHEREAS, consistent with the Separation Agreement, the Company desires to engage and retain Consultant to provide certain consulting services and Consultant is willing to provide the consulting services to the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Consultant agree as follows:

Section 1. Services to be Provided; Consideration; Expenses.

a. Services to be Provided. Subject to the terms and conditions set forth herein, the Company hereby engages Consultant and Consultant hereby accepts the engagement, to consult with the Company and in particular Consultant shall (i) cooperate fully with any reasonable request of the Company to provide truthful information and/or materials to the Company, (ii) provide the Company with litigation support in accordance with Section 1(b) below, (iii) assist the Company in matters relating to the performance of Consultant’s former duties with the Company and its parent and/or subsidiary companies and affiliates, (iv) work with the Company to effectively transition Consultant’s former duties and responsibilities with the Company and its parent and/or subsidiary companies and affiliates (the “Consulting Services”). Consultant acknowledges and agrees that he shall perform the Consulting Services in a manner consistent with instructions received from, or requirements established by, the Company. Consultant agrees to devote his best efforts and such time as is necessary to provide the Consulting Services in a professional manner, consistent with industry standards. Consultant is not authorized to make any representation, contract or commitment on behalf of the Company.

b. Litigation Support. In the event and for so long as the Company and its parent and/or subsidiary companies are actively prosecuting, contesting or defending any action, suit, lawsuit, proceeding, hearing, investigation, charge, complaint, claim, or demand (i) existing as of the date hereof, or (ii) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring or existing on or prior to the date hereof, Consultant shall (x) cooperate with the Company and its parent and/or subsidiary companies and its or their respective counsel in the prosecution, contesting or defending, (y) make himself reasonably available, and (z) provide such testimony as shall be reasonably necessary in connection with the prosecution, contesting or defending, all at the sole cost and expense of the Company.

c. Consideration. In consideration of the Consulting Services to be provided hereunder, the Company hereby agrees to pay Consultant Twenty-Five Thousand U.S. Dollars (US$25,000.00) per month (the “Consulting Fees”) for the Term. The Consulting Fees shall be due on the first day of each calendar month (unless such day is a Saturday, Sunday or holiday, in which case the Consulting Fees shall be due on the next day of such calendar month that is not a Saturday, Sunday or holiday). The Consulting Fee shall cease prior to the expiration of the Term if Optos Capital, LLC’s (“Optos”) temporary staffing services business starts to generate cash flow and is able to pay Consultant an equivalent salary. In addition, if Optos is able to pay any part of Consultant’s salary during the Term, then such amount will be deducted from the monthly Consulting Fees paid by the Company hereunder.

d. Expenses. Except as otherwise expressly provided for herein, the Company shall not be obligated to reimburse Consultant for any out-of-pocket expenses incurred by Consultant in providing the Consulting Services, except for those expenses which are approved in advance and in writing by the Company. Any expenses for which reimbursement is authorized shall be reimbursed only upon the presentation of documentation reasonably satisfactory to the Company.

Section 2. Term; Termination.

a. Term. The term of this Agreement shall commence on the Effective Date and continue, unless terminated earlier as provided herein, until March 1, 2009 (the “Term”).

b. Termination. The Company shall have the right to terminate this Agreement immediately and without prior notice (A) for Cause, (B) if Consultant, due to illness, physical or mental disability or other incapacity, fails to perform, for a period of twenty (20) consecutive days or for thirty (30) days during any six (6) month period, the principal duties required by this Agreement, or (C) upon Consultant’s death. For purposes of this Agreement, the term “Cause” shall mean the following: (1) conviction of Consultant for any felony, fraud, embezzlement or crime of moral turpitude, or (2) the breach of any provision of this Agreement or of Consultant’s continuing obligations under that Employment Agreement, dated February 12, 2007 or of the Separation Agreement, which breach shall remain uncured for five (5) calendar days after written notice of such failure shall have been given to Consultant.

c. Duties Upon Expiration or Termination. Upon expiration or termination of this Agreement pursuant to Sections 2(a) or 2(b), Consultant shall (i) deliver to the Company all work product developed or created as a result of the Consulting Services performed as of the date of expiration or termination of this Agreement, (ii) deliver to the Company all diskettes, CD-Rom or other media containing any Confidential Information (as defined below) and all other physical copies of the Confidential Information, (iii) destroy the Confidential Information contained in any computer memory or data storage apparatus, and (iv) certify in writing to the Company within one week after the expiration or termination of this Agreement that he has delivered to the Company, or destroyed, the Confidential Information and all copies of the Confidential Information.

d. Effect of Expiration or Termination. Upon termination of this Agreement, neither Consultant nor the Company shall have any further rights or obligations hereunder except for (i) Company’s obligation to pay Consultant the Consulting Fees due and payable as of the date of expiration or termination of this Agreement, and (ii) the parties’ respective obligations under Sections 2 through and including 12 hereof.

Section 3. Independent Contractor Status. The relationship of Consultant to the Company shall be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant agrees that he shall be solely responsible for paying any and all federal, state and local taxes, as well as any Social Security tax, which may become due and payable as a result of the compensation to be received by Consultant from the Company for performing any Consulting Services hereunder. No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Consultant shall, at his sole expense, reimburse, indemnify, defend and hold harmless the Company, its parent and subsidiary companies and their respective directors, officers, employees, consultants, shareholders, representatives, agents and successors and assigns (each, a “Company Indemnified Party”) from any loss, liability, claim, suit, cause of action, damage, cost or expense (including, without limitation, reasonably attorneys’ fees) and other amounts (collectively, “Liabilities”) which any Company Indemnified Party may suffer or incur by reason of Consultant’s failure to pay any taxes which may become payable as a result of the compensation to be received by the Consultant from the Company for performing any Consulting Services hereunder.

Section 4. Ownership of Works; Infringement Indemnity.

a. Assignment of Works. Consultant agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Consulting Services or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Consultant further acknowledges and agrees that all original works of authorship which are made by him in the performance of the Consulting Services and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Consultant hereby assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Consultant hereby waives any and all “moral rights” that he may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Consultant agrees that he will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Consultant agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Consultant warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

b. Further Assurances. Upon the request and at the expense of the Company, Consultant shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 4(a) above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained or registered in any jurisdiction shall be at the sole discretion of the Company.

c. Attorney-in-Fact. If the Company is unable, after reasonable effort, to secure Consultant’s signature as required in Section 4 for any reason whatsoever, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Consultant.

Section 5. Representations and Warrants of Consultant. Consultant represents and warrants to the Company that: (a) Consultant has full power and legal capacity to enter into this Agreement and to perform his duties hereunder, (b) the execution and delivery of this Agreement and the performance of Consultant of his duties hereunder shall not result in a breach of, or constitute a default under, any agreement or understanding, oral or written, to which he may be bound, (c) this Agreement represents a valid, legally binding obligation on Consultant and is enforceable against him in accordance with its terms, (d) the Consulting Services and the Works do not and shall not violate any law, statute, ordinance or regulation, and (e) Consultant has not breached any agreement with any third party to keep in confidence any confidential or proprietary information, knowledge or data acquired prior to their execution of this Agreement.

Section 6. Covenants of Consultant. Consultant covenants to the Company that so long as this Agreement is effective (a) Consultant shall not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with its obligations, or the scope of services to be rendered for the Company, under this Agreement, (b) Consultant shall not use, in connection with performing the Consulting Services, any confidential or proprietary information or materials belonging to any third person or entity, and (c) Consultant shall not subcontract or assign any portion of the Consulting Services or any monies due hereunder without the prior written consent of the Company.

Section 7. Company Property. Promptly upon the expiration or termination of this Agreement, and earlier if requested by the Company at any time, Consultant shall deliver to the Company (and will not keep in his possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant as part of or in connection with the Consulting Services or otherwise belonging to the Company. Consultant shall not remove any the Company’s property from the Company premises without written authorization from the Company.

Section 8. Confidentiality.

a. Consultant shall keep confidential and not disclose to any third party or use for his own benefit, except as expressly permitted herein, or for the benefit of any third party, any Confidential Information disclosed by the Company to him, or any Confidential Information to which Consultant has access or an opportunity to gain knowledge. Consultant agrees to secure and protect the Confidential Information of the Company in the same manner as he would secure and protect his own Confidential Information and agrees to take appropriate action by instruction or agreement with his agents who are permitted access to the Confidential Information to satisfy his obligations hereunder. Consultant shall cooperate with and assist the Company in identifying and preventing any unauthorized use, copying or disclosure of the Confidential Information.

b. For purposes of this Agreement, “Confidential Information” means all information relating to the Company and its affiliates including without limitation and whether oral or written, information relating to the Business (and its assets, operations and finances), prospective business opportunities, all technical and non-technical information, patent, copyright, trade secret, trademark and other proprietary information, techniques, sketches, inventions, innovations, samples, business plans, designs, routines, programs, manuals, ideas, graphics, art, concepts, business methods, drawings, models, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, source code, object code and formulae related to the current, future and proposed products and services of the Company and its affiliates. “Confidential Information” also includes, without limitation and whether oral or written, information concerning research, experimental work, development, design details and specifications, engineering, financial information, customer information, customer lists, procurement requirements, pricing information, business forecasts, sales and merchandising and marketing plans and information related to the current, future and proposed products and services of the Company and its affiliates.

Section 9. Indemnification.

a. By Consultant. Consultant shall, at his sole expense, reimburse, indemnify, defend and hold harmless each Company Indemnified Party from and against any and all Liabilities in connection with any claim, suit, action, judgment or other proceeding brought against a Company Indemnified Party, to the extent based on or arising from (a) any breach of this Agreement by Consultant including, but not limited to, a breach of Consultant’s representations, warranties or covenants herein, (b) the Consulting Services, or (c) Consultant’s gross negligence or willful misconduct.

b. By the Company. The Company shall, at its sole expense, reimburse, indemnify, defend and hold harmless Consultant from and against any and all Liabilities in connection with any claim, suit, action, judgment or other proceeding brought against Consultant, to the extent based on or arising from (a) any breach of this Agreement by the Company including, but not limited to, a breach of the Company’s representations, warranties or covenants herein, or (b) the Company’s gross negligence or willful misconduct.

Section 10. Consequential Damages. UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, OR ANY OTHER PERSON, FIRM, CORPORATION OR ENTITY, FOR SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, MULTIPLE, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL OR BUSINESS PROFITS, LOSS OF REVENUE, WORK STOPPAGE, DATA LOSS OR COMPUTER FAILURE OR MALFUNCTION, WHETHER SUCH DAMAGES ARE ALLEGED IN TORT, CONTRACT OR OTHERWISE, EVEN IF THE COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 11. Remedies. Consultant and the Company expressly acknowledge that the remedy at law for any breach of Sections 4, 7 or 8 will be inadequate, and that, upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Consultant’s obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. The rights conferred upon the Company by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which the Company may have at law, in equity or otherwise.

Section 12. Miscellaneous.

a. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect to the extent allowed by law.

b. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile signature.

c. All notices, requests, demands, payments and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given on receipt if delivered personally, two days after being sent by a nationally recognized overnight carrier, or three days after being mailed by certified mail, postage prepaid, return receipt requested. Notices shall be sent to the following addresses or to such other address as a party may specify in a notice pursuant to this Section 12(c):

If to Consultant:

Chris Ferguson

2060 Quail Court

Bethlehem, PA 18015

If to Company:

ClearPoint Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Attn: Michael Traina, CEO

With a copy to:

ClearPoint Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Attn: General Counsel

d. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

e. This Agreement (i) constitutes the binding agreement between the parties, (ii) represents the entire agreement between the parties and supersedes all prior and/or contemporaneous agreements relating to the subject matter contained herein, and (iii) may not be modified or amended except in writing signed by the parties.

f. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws’ principles. The parties hereby consent to the exclusive personal and subject matter jurisdiction of the federal and state courts sitting in the Eastern District of Pennsylvania in any dispute arising under this Agreement.

g. Consultant may not assign this Agreement or delegate his obligations hereunder, in whole or in part, without the written consent of the Company.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consulting Agreement as of the date first above written.

COMPANY:

CLEARPOINT RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michel Traina
Title:	CEO

CONSULTANT:

/s/ Chris Ferguson
Chris Ferguson